UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 12b-25
NOTIFICATION OF LATE FILING

(Check One):  ☒ Form 10-K ☐ Form 20-F ☐ Form 11-K   ☐ Form 10-Q    ☐ Form 10-D   ☐ Form N-SAR   ☐ Form N-CSR

          For Period Ended:   12/31/09
                           -------------------
          (   ) Transition Report on Form 10-K
          (   ) Transition Report on Form 20-F
          (   ) Transition Report on Form 11-K
          (   ) Transition Report on Form 10-Q
          (   ) Transition Report on Form N-SAR
          For the Transition Period Ended:_____________________________________

 Read Instructions (on back page) Before Preparing Form. Please Print or Type.

      NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION
                 HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I -- REGISTRANT INFORMATION

Full Name of Registrants:

Inergetics, Inc.

Former Name if Applicable

Millennium Biotechnologies Group, Inc.

Address of Principal Executive Offices (Street and Number)

205 Robin Road, Suite 222

City, State and Zip Code

Paramus, NJ 07652

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed (Check box if appropriate)

         (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

 ☒   (b)  The subject annual report on Form 10-K will be filed on or before the fifth calendar day following the prescribed due date; and

         (c)  The accountant's statement or other exhibit required by  Rule 12(b)-25(c) has been attached if applicable.

PART III -- NARRATIVE

State  below in  reasonable  detail the  reasons  why the Form 10-K could not be filed within the prescribed time period. (Attach Extra Sheets If Needed)

"The financial statements and Managements Discussion are not completed."

PART IV --OTHER INFORMATION

(1)  Name  and  telephone  number  of  person  to  contact  in  regard  to  this notification:

     Frank Guarino                                     (908)         604-2500

        Name                                      Area Code    Telephone Number

(2)  Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such  shorter period that the registrant was required to file such report(s) been filed?  If answer is no, identify report(s).                                   ☒ Yes   ☐No

(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements  to be  included  in the  subject  report  or  portion thereof?                                                                                   ☐ Yes   ☒ No

     If so, attach an explanation of the anticipated change, both  narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

               Inergetics, Inc. (f/k/a Millennium Biotechnologies Group, Inc.)

                   (Name of Registrant as Specified in Charter)

has  caused this  notification  to be signed on their behalf by the undersigned hereunto duly authorized.

Date March 29, 2010	By:	/s/ Frank Guarino
Frank Guarino

Instruction: The form may be signed by an executive officer of the registrant or by any other duly  authorized  representative.  The name and title of the person signing  the form  shall  be typed or  printed  beneath  the  signature.  If the statement is signed on behalf of the registrant by an authorized  representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

-----------------------------------ATTENTION------------------------------------
    INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL
                        VIOLATIONS (SEE 18 U.S.C. 1001).
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